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                                                                   EXHIBIT 99.1

                             FOR IMMEDIATE RELEASE

                             SPATIALIGHT ANNOUNCES
                      PRIVATE CONVERTIBLE NOTE FINANCING

Novato, California, December 2, 1998 -- [OTCBB: HDTV] SpatiaLight, Inc. announced today that during 1998 the Company has issued $3,550,499 in principal amount of convertible secured notes in a series of private placements to accredited investors. The capital raised has been and will be used for product development and general working capital needs. SpatiaLight also anticipates that in the next several months it may issue an additional $600,000 of convertible secured notes on similar terms, based on the Company's working capital needs. "The Company secured this financing in order to enable it to complete the third and fourth generations of our liquid crystal on silicon miniature displays and provide the necessary operating funds to begin mass manufacturing" said Michael Burney CEO of Spatialight, Inc.

The accredited investors' convertible secured notes in the amount of $2,362,499 are secured by the assets of the Company and bear interest at a rate of 6% per annum. These notes are short term and can be extended at the election of the Company until December 31, 1999 provided that certain conditions are satisfied. These notes are convertible into shares of the Company's common stock at any time at the election of the holders at a conversion price of $.75 per share. In addition, the Company has issued 120,000 series A, B, and C warrants in this transaction as finders fees. These warrants entitle the holders to purchase shares of the Company's common stock at exercise prices ranging from $1.50 per share to $2.50 per share and have exercise periods from 2 to 4 years.

During the first six months of this year, a series of convertible secured notes in principal amount of $1,188,000 were placed with Argyle Capital Management Corporation, a company affiliated with a director of the Company. No warrants were issued in this transaction with Argyle Capital Management. The convertible secured notes issued to both Argyle Capital Management and the accredited investors are governed by an inter-creditor agreement.

The convertible notes, the warrants and the underlying shares of the Company's common stock have not been registered under the Securities Act of 1933, as amended ("the Act"), and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Act.

SpatiaLight is developing high resolution, miniature reflective liquid crystal displays intended for use in large screen rear projection computer monitors and home theater projection systems as well as other display applications. SpatiaLight is quoted on the OTC Bulletin Board under the market symbol HDTV.

Contact:          Michael H. Burney, CEO
                  Sandi Harrison, Shareholder Relations
                  SpatiaLight, Inc.
                  415-883-1693 - Office
                  415-883-3363 - Fax
                  Web Site: http://www.spatialight.com
                  E-mail: info@spatialight.com